Code of Ethics

Heritage Asset Management, Inc.

Heritage Fund Distributors, Inc.

Heritage Mutual Funds

August 16, 2006

I.

STATEMENT OF GENERAL POLICY

This Code of Ethics (the “Code”) has been adopted by Heritage Asset Management, Inc. (“HAM”), Heritage Fund Distributors, Inc. (“HFD”) and those registered investment companies advised by HAM, Heritage Mutual Funds (the “Funds”), in order to establish rules of conduct for persons who are associated with HAM, HFD and the Funds and in order to comply with Rule 17j-1 under the Investment Company Act of 1940, as amended, and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”).  All Appendices referred to herein are attached.  Defined terms are described in Section II below.

This Code applies to all Heritage Employees, Heritage Access Persons, certain members of their Immediate Family, and Fund Independent Trustees.  Specific restrictions under this Code are based on the extent to which a person has access to investment-related data or has the ability to influence investment decisions.  Somewhat stricter restrictions on certain activities and/or transactions apply to Heritage Access Persons due to their more direct involvement and greater influence on portfolio trading activities of Advisory Clients.  It is the responsibility of each person subject to this Code to read and understand which sections apply to you.

Heritage Employees and Heritage Access Persons must not take inappropriate advantage of their position and must comply with applicable federal securities laws.  In addition, HAM Employees have a fiduciary duty to place the interests and investment opportunities of Advisory Clients, including the Funds, ahead of their own interests and to avoid activities, conflicts of interest and relationships that might interfere with making decisions in the best interests of Advisory Clients and/or the Funds.  Any doubtful situation should be resolved in favor of Advisory Clients and/or the Funds.  Fund Independent Trustees owe a fiduciary duty to the Funds and to Fund shareholders when conducting personal investment transactions.  Violations can subject Heritage Employees and Heritage Access Persons to specific disciplinary action including termination, monetary penalties, criminal penalties and/ or civil penalties, as outlined in this Code.

Please remember that HAM Employees and Heritage Access Persons also are subject to the Code of Ethics of Raymond James Financial, Inc. (“RJF”).  Should any portion of this Code conflict with the RJF Code of Ethics, the more restrictive policy shall apply.  Because no code of ethics, set of rules or procedures can address all problems or issues that can arise, Heritage Employees and Heritage Access Persons are encouraged to address particular circumstances that are unclear with the CCO.  Fund Independent Trustees should consult with their independent legal counsel with regard to any questions concerning their responsibilities under the Code.

II.

DEFINITIONS

A.

“Advisory Client” means each of the Funds and any other client to whom HAM provides investment advice including but not limited to those listed in Appendix 1.

B.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including but not limited to contributions to a 401(k) plan, bonus deferral into a 401(k) plan, 403(b) plan, 529 plan, College Savings Plan and/or a dividend reinvestment plan.

C.

“Beneficial Interest” means the opportunity to share, directly or indirectly, in any profit or loss on a transaction in Securities, including, but not limited to, all joint accounts, partnerships, and trusts.

D.

“Chief Compliance Officer” or “CCO” means the so-designated individual at HAM, HFD and/or the Funds (or that person’s designee) as set forth in Appendix 2, as amended from time to time.

E.

“Dual Employee” means any person who is employed by HAM and/or HFD and another affiliated company that has adopted its own Code of Ethics subject to Rule 204A-1 and/or 17j-1.

F.

“Heritage Access Person” means: (1) any director, officer or Investment Personnel of HAM or HFD; (2)  any Heritage Employee who, in connection with his regular function or duties, makes, participates in or obtains information regarding the purchase or sale of Securities by an Advisory Client, or whose functions relate to the making of any recommendations with respect to purchases or sales; and (3) any natural person in a control relationship to the Funds or HAM who obtains information concerning recommendations made to the Fund with regard to the purchase and sale of securities by the Funds.

G.

“Heritage Employees” means every Heritage Access Person and every permanent employee of Heritage, including employees who serve as Fund officers, trustees or directors working in any HAM or HFD business unit (including sales staff or other personnel performing duties for HAM, even if employed by another entity such as Raymond James & Associates, Inc.).

A.

Certain of the policies, procedures, and restrictions referred to in this Code also apply to Immediate Family residing within the employee’s household.  The Code also applies to any other account over which the Heritage Employee is deemed to have beneficial ownership.  This includes accounts of any immediate family members sharing the same household as the employee; accounts in which the employee otherwise has a financial interest that allows the employee directly or indirectly to profit or share in any profit;  a legal vehicle of which the employee is the controlling equity holder; and an entity in which the employee has an equity interest, provided the employee also has or shares investment control over the securities held by such entity; and any account over which the employee may otherwise be deemed to have control.

H.

“Equivalent Security” means any Security issued by the same entity as the issuer of a security, including options, rights, warrants, preferred stock, restricted stock, bonds, and other obligations of that issuer.

I.

“HAM” means Heritage Asset Management, Inc. and its subsidiary(ies).

J.

“HAM Employees” means every permanent employee of HAM, including employees who serve as Fund officers, trustees or directors working in any HAM business unit (including sales staff or other personnel performing duties for HAM, even if employed by another entity such as Raymond James & Associates, Inc.).

K.

“Heritage Fund” or “Funds” means the Heritage investment companies listed in Appendix 1 as amended from time to time.

L.

“Immediate Family” means any of the following persons who reside in the same household as an Employee:

Child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
Parent	mother-in-law	sister-in-law
stepparent	father-in-law	adoptive relationships

M.

“Independent Fund Trustee” means the trustees of the Heritage Funds who are not “interested persons” of the Heritage Funds as that term is defined in the Investment Company Act of 1940, as amended.

N.

“Initial Public Offering” is an offering of securities registered under the Securities Act of 1933 by an issuer which immediately before the registration of such securities was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

O.

“Interested Fund Trustee” means the trustees of the Heritage Funds who are “interested persons” of the Heritage Funds as that term is defined in the Investment Company Act of 1940, as amended.

P.

“Investment Account” means the following Securities accounts: any personal account of a Heritage Employee or Heritage Access Person; any joint or tenant-in-common account in which the Heritage Employee or Heritage Access Person has a Beneficial Interest or is a participant; any account for which the Heritage Employee or Heritage Access Person acts as trustee, executor, or custodian; any account of an Immediate Family member of a Heritage Employee or Heritage Access Person; and any account in which an Access Person has a direct or indirect Beneficial Interest (other than such accounts over which the Heritage Access Person has no investment discretion and cannot otherwise exercise control).

Q.

“Material Investigation” means an investigation that leads to the imposition of a significant remedial action for a violation of the Code.

R.

“Investment Personnel” means any supervised person of HAM who:  (1) has access to nonpublic information regarding any Advisory Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Heritage Fund; or (2) is involved in making securities recommendations to Advisory Clients, or who has access to such recommendations that are nonpublic.  “Investment Personnel” also includes those natural persons employed by HAM who are entrusted with the direct responsibility and authority to make investment decisions affecting any Advisory Client or the Funds.

S.

“Pre-Clearance Officer” means the so-designated individual at HAM (or that person’s designee) as set forth in Appendix 2 as amended from time to time.

T.

“Limited Offering” means a limited offering exempt from registration pursuant to Rules 504, 505 or 506 or under Section 4(2) or 4(6) of the Securities Act of 1933.

U.

“Security” includes stock, restricted stock, private placement securities, notes, bonds, exchange traded fund (”ETF”) (including unit investment trust exchange traded funds (“UIT-ETF”)), debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, registered investment companies, investment contracts, and all derivative instruments, such as options and warrants.

V.

“Securities Transaction” means a purchase or sale of Securities.

III.

  ANTI-FRAUD LEGAL REQUIREMENTS

All persons subject to this Code, including Heritage Employees and Heritage Access persons, are subject to the general anti-fraud prohibitions under Section 17(j) of the 1940 Act.  Accordingly, it is unlawful for such persons in connection with the purchase or sale, directly or indirectly, by the person of a Security held or to be acquired by the Fund to:

A.

Employ any device, scheme or artifice to defraud a Fund,

B.

Make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

C.

Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon any Fund; or

D.

Engage in any manipulative practice with respect to a Fund.

In addition, pursuant to Section 206 of the Advisers Act, it is unlawful for HAM and HAM Employees directly or indirectly to:

A.

Employ any device, scheme or artifice to defraud any Advisory Client or prospective client;

B.

Engage in any transaction, practice or course of business which operates as a fraud or deceit upon any Advisory Client or prospective client; or

C.

Engage in any act, practice or course of business which is fraudulent, deceptive or manipulative.

In addition, Section 204A of the Advisers Act requires HAM to establish written policies and procedures reasonably designed to prevent the misuse in violation of the Advisers Act or Securities Exchange Act of 1934 or rules or regulations thereunder of material, non-public information by HAM or any person associated with HAM.  Pursuant to Rule 204A, the Commission has adopted Rule 204A-1 which requires HAM to maintain and enforce a written code of ethics.

IV.

PROHIBITED TRANSACTIONS

The specific provisions and reporting requirements of this Code are concerned with certain investment activities of all Heritage Employees and Heritage Access Persons, each of whom may benefit by, or interfere with, the purchase and sale of securities, by an Advisory Client.  Thus, it would be a violation of this Code for any Heritage Employee or Heritage Access Person to perform any act that is in violation of the rules as set forth in this section and the underlying intent and spirit of the Code.

In addition, the following activities constitute prohibited acts:

A.

All Heritage Employees:

1.  Disclosure of confidential information. A Heritage Employee is prohibited from revealing non-public information relating to the investment intentions, activities or portfolios of an Advisory Client except to (1) persons whose responsibilities require knowledge of the information, (2) regulatory authorities who have appropriate jurisdiction with respect to such matters, or (3) third parties who utilize such information for ratings or performance analysis or who provide services pursuant to a written contract.  Further detail regarding disclosure may be found in the Compliance Manual under the section “Funds Portfolio Disclosure Policy”.

2.  Receiving or Offering of Gifts. Heritage Employees are prohibited from soliciting, accepting or giving of gifts or gratuities, except for gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100 a year),  customary business lunches, dinners, entertainment (e.g., sporting events) and promotional items (e.g., pens, mugs, T-shirts) in situations where the Heritage Employee, because of his or her position with HAM and/or HFD, may be offered gifts or may wish to give gifts to unaffiliated persons or entities that do business with HAM and/or HFD. If a Heritage Employee receives any gift that might be prohibited under this Code, the Heritage Employee must promptly inform the CCO.

3.  Taking Advantage of Advisory Client or Fund Opportunities.  Heritage Employees are prohibited from taking personal advantage of any opportunity properly belonging to Advisory Clients.  This includes, but is not limited to, acquiring Securities for one’s own account that would otherwise be acquired for an Advisory Client.

4.  Using Position or Influence for Personal Benefit at Expense of Clients.  Heritage Employees are prohibited from causing or attempting to cause an Advisory Client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Heritage Employee.

a.

If a Heritage Employee or an Immediate Family member stands to materially benefit from an investment decision for an Advisory Client that the Heritage Employee is recommending or participating in, the Heritage Employee must disclose that interest to persons with authority to make investment decisions or to the CCO.  Based on the information given, a decision will be made as to whether to restrict the Heritage Employee’s participation in causing the Advisory Client to purchase or sell a Security in which the Heritage Employee has an interest.

b.

Heritage Employees must disclose to the CCO, any Beneficial Interest that the Heritage Employee or Immediate Family member has in that Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the Heritage Employee or Immediate Family Member or the appearance of impropriety.  The person to whom the Heritage Employee reports the interest, in consultation with the CCO, must determine whether the Heritage Employee will be restricted in making investment decisions.

5.  Personal Security Transactions. The following transactions are prohibited:

a.

No Heritage Employee shall conduct a transaction while in possession of “inside” material nonpublic information regarding the Security or the issuer of the Security;

b.

No Heritage Employee shall trade in any Security that is placed on a Heritage restricted list which shall be maintained and attached as Appendix 3;

c.

No Heritage Employee shall enter into a transaction intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading; and

d.

No Heritage Employee shall purchase or sell a Security (other than shares of a registered open-end investment company) on any day during which that Heritage Employee has knowledge that an Advisory Client has a pending “buy” or “sell” order in the same Security (or an Equivalent Security) until that order is executed or withdrawn, unless the Heritage Employee provides an explanation of why the trade is necessary and provision is made for the Advisory Client trade to take precedence (in terms of price) over the Heritage Employee.  Prior to approving a trade, the Pre-Clearance Officer must determine whether there is an open order for the Security by a Fund.  This is also known as the “blackout period”.

e.

No Heritage Employee shall conduct any other transaction deemed by the CCO or his designee to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

f.

No Heritage Employee may engage in activities that would be considered “market timing” and in violation of Rule 22c-1 of the Investment Act of 1940.

g.

No Heritage Employee may participate in an Initial Public Offering or Limited Offering unless prior permission is granted via Appendix 5.

B.

Heritage Access Persons:

In addition to prohibited acts listed in (1) above, all Heritage Access Persons are subject to the further limitations below.

1.  Black Out Period.  No Heritage Access Person shall purchase a Security within 60 calendar days of the sale of that Security (or an Equivalent Security by a Fund) or sell a Security within 60 calendar days of the purchase of the Security (or an Equivalent Security by a Fund). If a Heritage Access Person violates this provision, then the Heritage Access Person must sell the position and must forfeit all profits on the transaction to a charitable organization designated by HAM and/or HFD.

a.

This restriction shall not apply to purchases and sales or sales and purchases of:

(1). shares of money market funds,

(2).  shares of mutual funds acquired through an automatic investment or withdrawal program, or

(3).  stock obtained through an employee stock purchase plan.

2.  Outside Director Positions.  No Heritage Access Person may serve on the board of directors of a publicly-traded company not affiliated with HAM and/or HFD or the Heritage Funds absent prior written approval by the CCO. This approval rarely will be granted and, if granted, normally will require that the relevant Heritage Access Person be isolated, through “Chinese Wall” or other procedures, from those making investment decisions related to the issuer on whose board the Heritage Access Person sits.

C.

Investment Personnel:

Restricted Securities Transactions. In addition to the provisions applicable to all Heritage Employees and Heritage Access Persons listed above, no Investment Personnel may buy or sell a Security in an investment account (or any account in which they hold a beneficial interest) within seven calendar days of a purchase or sale of the same Security (or an Equivalent Security) by any Advisory Client managed by the Investment Personnel. For example, if an Advisory Client trades a Security on day one, day eight (or the next trading day, whichever is later) is the first day its Investment Personnel may trade that Security for an account in which he or she has a beneficial interest. This provision does not apply to mutual fund Advisory Client accounts in which the Investment Personnel is a shareholder.

D.

Independent Fund Trustees:

Reporting.  Independent Fund Trustees need only report trades pursuant to the reporting requirements listed below in the Code.

V.

PRE-CLEARANCE REQUIREMENTS

Pre-clearance is required for Securities Transactions based on your status relative to access to investment data or ability to influence investment decisions. These categories are described below.

A.

Pre-Clearance Requirements

Transactions described in this section require approval by the Pre-Clearance Officer prior to being placed.

1.  All Heritage Employees (Including Immediate Family)

– Heritage Mutual Fund Transactions –

Each Heritage Employee, including any Immediate Family member if Heritage Employee has discretion over the account, must pre-clear any transaction involving a Heritage Fund including:

a.

Initial purchases, redemptions and exchanges involving a Heritage Fund.

b.

The initial set up of an Automatic Investment Plan, including any allocation methodology involving a Heritage Fund.

c.

Any changes to the allocation methodology among Heritage funds within an Automatic Investment Plan (e.g. changing the allocation percentages within a 401(k) plan account).

d.

Any hardship withdrawals from an Automatic Investment Plan involving a Heritage Fund.

2.  All Heritage Access Persons and Investment Personnel (Including Immediate Family) – Transactions in Securities – In addition to pre-clearance for trades listed in 1. above, all Heritage Access Persons and Investment Personnel, including any Immediate Family member if the Heritage Access Person or Investment Personnel has discretion over the account, must pre-clear trades in all Securities unless specifically exempted by this Code.

B.

Exemptions from Pre-Clearance Requirements

The following transactions are not subject to pre-clearance:

1.

After the initial pre-clearance, subsequent pre-clearance of a Heritage Fund is not required if such transaction is a part of a Automatic Investment Plan, automatic rebalancing or redemption plan (i.e. systematic withdrawal). Any increase or decrease in the total amount of the Automatic Investment Plan or systematic withdrawal does not have to be pre-cleared.

2.

A loan against any 401(k) or other qualified plan.

3.

Transactions involving open-end mutual funds that are not advised by HAM.

4.

Any purchase or redemption of a money market mutual fund.

5.

Securities transactions in which the Heritage Employee does not know of the transaction before it is completed (such as discretionary trades made by a fiduciary in which the Heritage Employee is not consulted or advised of the trade before it is executed).

6.

Any purchase or sale of Securities of any issuer with a market capitalization in excess of $10 billion.

7.

Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.

8.

Tenders of securities pursuant to tender offers which are expressly conditioned on the tender offer’s acquisition of all the securities of the same class.

9.

Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue.

10.

Any transaction involving:

a.

bankers’ acceptances;

b.

bank certificates of deposit;

c.

commercial paper;

d.

high quality short-term debt (including repurchase agreements);

e.

commodity futures (including currency futures) and options thereon;

f.

interests in Securities comprising part of a broad-based, publicly traded market basket or index of stocks, approved for trading by the appropriate federal authority (for example, options on the S&P 500 Index);

g.

Securities directly issued by the U.S. Government;

h.

Raymond James Financial, Inc. (“RJF”) stock;

i.

transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; securities which are not eligible for purchase or sale by an investment company or other investment advisory clients; but not including UIT-ETFs, and

j.

other Securities as may from time to time be designated in writing by the Code of Ethics Review Committee on the ground that the risk of abuse is minimal or non-existent.

C.

Pre-clearance Procedures

Prior to entering an order for a Securities Transaction, a Heritage Employee must follow the following procedures:

1.

Properly complete a Employee Pre-Trade Approval/Notification Form (Appendix 5) and submit the completed form to the Pre-Clearance Officer via paper copy or via email. (Proposed Securities Transactions for the CCO’s Account must be submitted to the Senior Vice President or President of HAM and/or HFD.)  After receiving the completed Trade Authorization Request Form, the Pre-Clearance Officer will review the information in the form and, as soon as practicable, determine whether to clear the proposed Securities Transaction.

2.

No order for a Securities Transaction for which pre-clearance authorization is sought may be placed prior to receipt of written authorization by the Pre-Clearance Officer. The date of any authorization must be reflected on the Trade Authorization Request Form.  The Pre-Clearance Officer will send one copy of the completed form to the person seeking authorization and retain a copy in the Compliance Department.

3.

Failure to comply with these pre-clearance provisions will subject the Heritage Employee to disciplinary action as outlined in the Code.

4.

In some cases, the Pre-Clearance Officer may refuse to authorize a Securities Transaction for a reason that is confidential.  The Pre-Clearance Officer generally will not give an explanation for refusing to authorize a Securities Transaction.

D.

Length of Trade Authorization Approval

1.

Authorizations provided by the Pre-Clearance Officer for personal trades of all Security Transactions authorizations are effective, unless earlier revoked, until the earlier of (1) the close of business on the third trading day after the authorization is granted, or (2) when the person requesting authorization learns that information in the Trade Authorization Request Form is not accurate.

2.

If a trade order is not placed within the applicable period, a new authorization must be obtained before the Securities Transaction is placed.

3.

If a trade order has been placed but has not been executed within the applicable effective period after authorization is granted (such as in the case of a limit order), no new authorization is necessary unless (1) the person requesting authorization amends the order, or (2) the order remains outstanding for more than 30 days.

VI.

REPORTING REQUIREMENTS FOR HERITAGE ACCESS PERSONS

A.

Heritage Access Persons (Including Immediate Family Members)

All Heritage Access Persons, including their Immediate Family members, are required to provide certain periodic information the CCO or his designee regarding their trading activity and holdings. Certain transactions that are exempt from the reporting requirements are listed below. Failure to provide the required data in a timely fashion will subject the Heritage Access Person to disciplinary action as outlined in the Code.

1.  Initial Holdings Report.  Any person who becomes a Heritage Access Person must submit, within 10 days of becoming a Heritage Access Person, an Initial Holdings Report (see Appendix 6) listing all of the Securities held in an Investment Account. The information in the Initial Holdings Report must be current as of a date no more than 30 days prior to the date the person becomes a Heritage Access Person.  The Report will be sent by (and should be returned to) the Pre-Clearance Officer.

2.  Quarterly Transaction Reports / Duplicate Confirmations and Statements.  Every Heritage Access Person who establishes an Investment Account during the quarter must complete the required section pertaining to new accounts in the Quarterly Transaction Report. This Report must be submitted to the Heritage Compliance Department within 15 business days after the completion of each calendar quarter unless the Annual Holdings Report is also being completed during that quarter. In accordance with Raymond James Financial, Inc. corporate policy, all Heritage Employee brokerage accounts must be maintained with a Raymond James affiliated broker-dealer. All Heritage Access Persons opening or maintaining a brokerage account outside of Raymond James must receive written permission from the Raymond James Compliance Department and submit the written permission to the CCO.

Every Heritage Access Person must arrange for the Heritage Compliance Department to receive directly from the broker, dealer, mutual fund company, or bank in question, duplicate copies of each confirmation and periodic statement for any Securities Transaction during the quarter for which that Heritage Access Person is required to obtain pre-clearance.  All copies must be received no later than 15 business days after the end of the calendar quarter, or submit a Quarterly Transaction Report within 15 business days after the completion of each calendar quarter. Each confirmation or statement must disclose the following information:

a.

the date of the transaction;

b.

description of the Security (including the title, exchange ticker symbol or CUSIP, interest rate and maturity date, as applicable;

c.

the number of shares and principal amount;

d.

the nature of the transaction (e.g., purchase, sale);

e.

the price of the Security; and

f.

the name of the broker, dealer, bank, or mutual fund through which the trade was effected.

3.  Annual Holdings Report.  Each Heritage Access Person must submit an Annual Holdings Report (see Appendix 4) listing all Securities in an Investment Account. The information in the Annual Holdings Report must be current as of a date no more than 30 days prior to the date the report is submitted. The completed report should be submitted to the CCO by March 31 of the following year.

B.

Reporting For Independent Fund Trustees

Independent Fund Trustees (and their Immediate Families) need only report a Security Transaction if, at the time of the transaction, such person knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that, during the 15-day period immediately preceding or after the date of the transaction, such Security had been or was going to be purchased or sold by a Heritage Fund or HAM or that a purchase or sale of such Security had been or was going to be considered by a Heritage Fund or HAM.  Additionally, the Independent Fund Trustees shall complete an annual report regarding their current positions in each of the Funds and any other restricted securities as set forth on the restricted list.

C.

Reporting For Dual Employees

Dual Heritage Employees (and their Immediate Families) need only report their Security Transactions to the CCO (or their designee) at the entity that is responsible for their primary employment.  Such CCO (or their designee) will then report the information to the other entities for which the Dual Heritage Employee is affiliated.  In the event that the Codes of the affiliated entities are different, the Dual Heritage Employee is bound by the most restrictive Code.

D.

Exemptions, Disclaimers and Availability of Reports

1.  Availability of Reports.  All information supplied pursuant to this Code will be kept in the strictest of confidence unless disclosed for legal, regulatory or business reasons as described in this section.  The information may be available for inspection by the Trustees of the Heritage Funds, the President of HAM, President of HFD, the Code of Ethics Review Committee, the applicable CCO, the Pre-Clearance Officer, the Heritage Employee’s department manager (or designee), any party to which any investigation is referred by any of the foregoing, the Securities and Exchange Commission, any self-regulatory organization of which HAM and/or HFD is a member, and any state securities commission with appropriate jurisdiction.

2.  Retention of Records.  All reports or information supplied will be retained according to the retention policies of the Funds, HAM, HFD and RJA , unless otherwise noted.

VII.

REPORTING OF VIOLATIONS

All Heritage Employees are required to report any violation of the Code of Ethics promptly to the CCO.  The CCO will periodically report to the Code of Ethics Review Committee to discuss any violations and any corresponding waivers.  Additionally, the CCO shall report to the HAM and/or HFD President and the Heritage Funds’ Boards of Trustees.

VIII.

CODE OF ETHICS REVIEW COMMITTEE

The Code of Ethics Review Committee shall investigate any reported or suspected violation of the Code and, as appropriate, take such actions as are authorized by this Code.  The Committee also shall review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and the CCO will prepare an annual report to the President of HAM and/or HFD and the Heritage Funds’ Boards of Trustees that:

1.  initially summarizes existing procedures concerning personal investing and, thereafter, any changes in the procedures made during the past year,

2.  identifies any Material Investigations during the past year, and

3.  identifies any recommended changes in existing restrictions or procedures based on the experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

Members of the Committee, the CCO and the Pre-Clearance officer are set forth in Appendix 2.

IX.

REVIEW AND SANCTIONS

A.

Determination:

The Code of Ethics Review Committee (the “Committee”) is charged with the responsibility of conducting informal hearings, assessing mitigating factors, and imposing sanctions consistent with the Code’s Sanction Guidelines. The CCO will arrange for a meeting of the Committee in cases where a violation of one or more applicable provisions of this Code has occurred and the guidelines suggest a monetary penalty, written reprimand, termination or more serious action.

Whenever the Committee determines that a Heritage Employee or a Heritage Access Person has committed a violation of this Code relating to a Heritage Fund that merits remedial action, it will report to the Board of Trustees of the appropriate Heritage Fund, at the next regularly scheduled meeting, information relating to the violation and any sanctions imposed.

B.

Sanctions:

The Committee has the sole authority to impose sanctions which may include, but are not limited to, a letter of censure, suspension or termination of employment. As part of any sanction, the Committee may require the Heritage Employee to reverse the trade(s) in question and forfeit any profit or absorb any loss derived there from.  Any amounts that are paid/disgorged by a Heritage Access Person under this Code shall be donated by the Heritage Access Person to one or more charities as directed by HAM and/or HFD. Written confirmation from the charity acknowledging the donation must be submitted to the CCO.  Failure to abide by a directive to reverse a trade may result in the imposition of additional sanctions or termination.

The table below outlines specific sanctions for failure to comply with the Code. The Committee will document instances in which variations from the Sanctions Guidelines were authorized due to mitigating factors.

Sanctions applicable to All Heritage Employees:
Violation	Sanction for First Offense	Sanction for Second Offense	Sanction for Third Offense
No broker statements or confirms on file or evidence that duplicate statements have been requested	1st Offense: Written warning	2nd Offense defined as after 30 days of no action: Written reprimand and/or monetary penalty	3rd Offense defined as after 60 days of no action: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
Trading without receiving appropriate pre-clearance or trading outside the approval period	1st Offense: Written warning	2nd Offense: Written reprimand and/or monetary penalty	3rd Offense (or more): Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
Trading after being denied approval	1st Offense or more: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
Failure to file an Initial or Annual Holdings Report	1st Offense: defined as not filed within 30 days: Written warning	2nd Offense: defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	3rd Offense defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
Failure to file a Quarterly Transaction Report	1st Offense: defined as not filed within 30 days: Written warning	2nd Offense: defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	3rd Offense defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
Failure to file an Annual Code Acknowledgement and Certification Form	1st Offense: defined as not filed within 30 days: Written warning	2nd Offense: defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	3rd Offense defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
Commission of a Prohibited Act not otherwise specifically addressed in this Code section	1st Offense or more: Written reprimand, Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
Additional Sanctions applicable to Heritage Access Persons
Violation	Sanction for First Offense	Sanction for Second Offense	Sanction for Third Offense
Purchasing a Security within 60 days of a sale of the same Security or selling a Security within 60 days of the purchase of the same Security	1st Offense: Written Reprimand and/or Monetary Penalty	2nd Offense or more offenses: Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination
Serving on the Board of a publicly-traded company without prior written consent	1st Offense or more offenses: Written reprimand, Monetary Penalty, and/or Suspension / Termination
Sanctions applicable to Investment Personnel (in addition to all sanctions applicable to Heritage Employees and Heritage Access Persons):
Violation	Sanction for First Offense	Sanction for Second Offense	Sanction for Third Offense
*Trading within the 7 day blackout period	1st Offense or more offenses: Written reprimand, Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination

Additional penalties may be assessed depending on the Employee’s title:

Assistant Vice President and Staff:

$100 to $500

Vice President:

$500 to $1,000

Senior Vice President:

$1,000 to $2,500

Executive Vice President and above:

$2,500 to $5,000+

X.

APPROVAL AND AMENDMENT

A CCO may delegate any of the responsibilities, powers and authorities conferred by this Code.  Such delegation may be to an individual, a committee or both.

This Code may be amended from time to time by a CCO.  Any material amendment of this Code shall be submitted to the Board of Trustees of the Funds for approval.  Any material amendment of this Code that applies to Heritage Access Persons shall become effective only when the Board of Trustees has approved the amendment or at such earlier date as may be required to comply with applicable laws and regulations.

Additionally, a CCO may establish, in his or her discretion, certain supplemental procedures to this Code in order to provide additional assurance that the purposes of this Code are fulfilled and/or to assist the CCO in administration of the Code.

XI.

ANNUAL CERTIFICATION

Within 30 days of their hire date, each newly-hired Heritage Employee and Heritage Access Person shall certify that he or she has received, read and understands this Code of Ethics by executing the Initial Holdings Report set forth as Appendix 6.

Thereafter, annually, each Heritage Employee and Heritage Access Person will be required to certify that he or she has received, read, understands and complied with each section of this Code of Ethics on the certification form set forth in the Annual Holdings Report in Appendix 4.  Additionally, annually, each Heritage Employee will complete the RJF Code of Ethics certification page certifying that he or she has received, read, understands and has complied with all the requirements of the RJF Code.

XII.

INQUIRIES REGARDING THE CODE

Please contact the Compliance Department or the CCO if you have any questions about this Code or any other compliance-related matters.